Exhibit 4.1

ELEVENTH AMENDMENT TO RIGHTS AGREEMENT

THIS ELEVENTH AMENDMENT, dated as of October 18, 2010 (this “Eleventh Amendment”), to the Rights Agreement dated as of July 10, 2006, as amended (the “Rights Agreement”), is made by and between Wilhelmina International, Inc. (formerly New Century Equity Holdings Corp.), a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as rights agent (the “Rights Agent”).  Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Rights Agreement.

WHEREAS, a Share Acquisition Date occurred on February 2, 2010 as a result of the Company’s public announcement of the Esch-Krassner Acquiring Event;

WHEREAS, the Company desires to amend the Rights Agreement so that (i) a Distribution Date shall not occur as a result of the Esch-Krassner Acquiring Event and (ii) coordination activities among Dieter Esch (“Esch”), Lorex Investments AG, (“Lorex”), Brad Krassner (“Krassner”) and Krassner Family Investments Limited Partnership (“Krassner L.P.”) (Esch, Lorex, Krassner and Krassner L.P. are referred to together as the “Wilhelmina Control Sellers” and each, individually, as a “Wilhelmina Control Seller”) of the sort which preceded the Company’s declaration of the Esch-Krassner Acquiring Event and which did not and do not involve any acquisition of record or beneficial ownership of the Company’s securities other than any deemed acquisition of beneficial ownership by one Wilhelmina Control Seller of Company securities owned of record by another Wilhelmina Control Seller (including, without limitation, the specific activities described in the Schedules 13D (a) filed by Lorex, Esch and Peter Marty on November 20, 2009 and March 17, 2010 and (b) filed by Krassner L.P., Krassner and Krassner Investments, Inc. on November 20, 2009 and March 16, 2010)  shall not affect any rights under the Rights Agreement in the future;

WHEREAS, the Company has instructed the Rights Agent to enter into this Eleventh Amendment, and an officer of the Company has certified that this Eleventh Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Eleventh Amendment, and for other good and valuable consideration, the parties hereto agree as follows:

1.  Amendment of Section 1(a).  Section 1(a) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, effective as of the Eleventh Amendment Date, no Wilhelmina Control Seller shall be deemed to be an Acquiring Person solely by virtue of any Wilhelmina Control Seller Coordination Activities.”

2.  Amendment of Section 1(h).  Section 1(h) of the Rights Agreement is hereby amended by deleting Section 1(h) in its entirety and replacing it with the following:

“(h)  “DISTRIBUTION DATE” means the earlier of: (i) the Close of Business on the tenth calendar day following the Share Acquisition Date, provided, however, that no Distribution Date shall ever occur with respect to the Share Acquisition Date that occurred on February 2, 2010 as a result of the Company’s public announcement on such date that the Wilhelmina Control Sellers were Acquiring Persons (the “Esch-Krassner Acquiring Event”) or (ii) the Close of Business on the tenth Business Day (or, unless the Distribution Date shall have previously occurred, such later date as may be determined by the Board of Directors of the Company in its sole discretion) after the commencement of a tender or exchange offer by any Person (other than the Company, any Related Person or any Exempt Person), if upon the consummation thereof such Person would be the Beneficial Owner of 5% or more of the then-outstanding Common Shares.”

3.  Amendment of Section 1(ee).  Section 1(ee) of the Rights Agreement is hereby amended by deleting Section 1(ee) in its entirety and replacing it with the following:

“(ee) “TRIGGERING EVENT” means any Flip-in Event or Flip-over Event; provided, however, that no Triggering Event shall result solely by virtue of (i) the execution of the Wilhelmina Agreement, (ii) the acquisition of Common Shares pursuant to the Wilhelmina Agreement, (iii) the consummation of any other transactions contemplated by the Wilhelmina Agreement, (iv) the issuance of stock options to any Wilhelmina Seller or the exercise thereof by such Wilhelmina Seller, (v) the Krassner Purchases, or (vi) any Wilhelmina Control Seller Coordination Activities.”

4.  Amendment of Section 1.  Section 1 of the Rights Agreement is hereby amended to add a new definition as subsection (ii) at the end thereof:

“(ii) “Eleventh Amendment Date” means October 18, 2010.”

5.  Amendment of Section 1.  Section 1 of the Rights Agreement is hereby amended to add a new definition as subsection (jj) at the end thereof:

“(jj) “Wilhelmina Control Seller Coordination Activities” mean (i) those certain prior coordination activities among the Wilhelmina Control Sellers which preceded the Company’s declaration of the Esch-Krassner Acquiring Event and which did not involve any acquisition of record or beneficial ownership of the Company’s securities other than any deemed acquisition of beneficial ownership by one Wilhelmina Control Seller of Company securities owned of record by another Wilhelmina Control Seller (including, without limitation, the specific activities described in the Schedules 13D (a) filed by Lorex Investments AG, Dieter Esch and Peter Marty on November 20, 2009 and March 17, 2010 and (b) filed by Krassner Family Investments Limited Partnership, Brad Krassner and Krassner Investments, Inc. on November 20, 2009 and March 16, 2010) and (ii) similar past or future coordination activities between or among any Wilhelmina Control Sellers which do not involve any acquisition of record or beneficial ownership of the Company’s securities other than any deemed acquisition of beneficial ownership by one Wilhelmina Control Seller of Company securities owned of record by another Wilhelmina Control Seller, whether or not reported on any Form 13D, including but not limited to (a) holding or expressing similar opinions regarding any matter affecting the Company or (b) coordinating activities as directors or stockholders of the Company.”

6.  Amendment of Section 1.  Section 1 of the Rights Agreement is hereby amended to add a new definition as subsection (kk) at the end thereof:

“(kk) “Wilhelmina Control Sellers” mean Dieter Esch, Lorex Investments AG, Brad Krassner and Krassner Family Investments Limited Partnership.”

7.  Amendment of Section 3(a).  Section 3(a) of the Rights Agreement is hereby amended by replacing the last sentence thereof with the following sentence:

“Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely by virtue of (i) the execution of the Wilhelmina Agreement, (ii) the acquisition of Common Shares pursuant to the Wilhelmina Agreement, (iii) the consummation of any other transactions contemplated by the Wilhelmina Agreement, (iv) the issuance of stock options to any Wilhelmina Seller or the exercise thereof by such Wilhelmina Seller, (v) the Krassner Purchases, or (vi) any Wilhelmina Control Seller Coordination Activities.”

8.  Amendment of Section 7(a).  Section 7(a) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, effective as of the Eleventh Amendment Date, no Wilhelmina Control Seller Coordination Activities shall be deemed to be events that cause the Rights to become exercisable pursuant to the provisions of this Section 7 or otherwise.”

9.  Amendment of Section 11.  Section 11 of the Rights Agreement is hereby amended to add the following sentence after the second sentence of said Section:

“Notwithstanding anything in this Rights Agreement to the contrary, effective as of the Eleventh Amendment Date, no Wilhelmina Control Seller Coordination Activities shall be deemed to cause the Rights to be adjusted or to become exercisable in accordance with this Section 11.”

10.  Amendment of Section 13.  Section 13 of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, effective as of the Eleventh Amendment Date, no Wilhelmina Control Seller Coordination Activities shall be deemed to be events of the type described in this Section 13 or to cause the Rights to be adjusted or to become exercisable in accordance with Section 13.”

11.  Amendment of Section 25(a).  Section 25(a) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, effective as of the Eleventh Amendment Date, no Wilhelmina Control Seller Coordination Activities shall be deemed to require the Company to provide notice in accordance with this Section 25.”

12.  Effectiveness.  This Eleventh Amendment shall be deemed effective as of the date first written above, as if executed on such date.  Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

13.  Miscellaneous.  This Eleventh Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.  This Eleventh Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  If any provision, covenant or restriction of this Eleventh Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Eleventh Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

[Signature Page to Follow]

[Signature Page to Eleventh Amendment to Rights Agreement]

IN WITNESS WHEREOF, this Eleventh Amendment is effective as of the day and year first referenced above.

WILHELMINA INTERNATIONAL, INC.

By:	/s/ Mark Schwarz
	Name:	Mark Schwarz
	Title:	Chief Executive Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By:	/s/ Julie Hoffman-Ramos
	Name:	Julie Hoffman-Ramos
	Title:	Senior Associate

CERTIFICATION AND INSTRUCTION TO RIGHTS AGENT: The officer of the Company whose duly authorized signature appears above certifies that this Eleventh Amendment is in compliance with the terms of Section 27 of the Rights Agreement and, on behalf of the Company, instructs the Rights Agent to enter into this Eleventh Amendment.